Filed pursuant to Rule 424(b)(7)

                                                     Registration No. 333-121039


                               GASCO ENERGY, INC.



                                   $65,000,000



                     5.50% CONVERTIBLE SENIOR NOTES DUE 2011



                           PROSPECTUS SUPPLEMENT NO. 2


                              DATED JANUARY 6, 2006


                      TO PROSPECTUS DATED JANUARY 11, 2005


         This prospectus supplement amends the prospectus dated January 11, 2005 relating to the offering for resale of our 5.50% Convertible Senior Notes due 2011 and the shares of our common stock issuable upon conversion of the notes. The selling securityholders table on pages 47 through 49 of the prospectus is amended by this prospectus supplement no. 2 to read as follows:


                                    Principal                                                             Amount and
                                  Amount of Notes                                       Common Stock     Percentage of
                                   Beneficially     Percentage of    Common Stock       that May Be      Common Stock to
                                    Owned that          Notes         Owned Prior       Sold Hereby      be Owned After
Name                               May Be Sold       Outstanding     to Conversion       (1)(2)          Sale Hereby (3)
-------------------------------  ----------------- ---------------- ----------------  --------------  -----------------
Amaranth LLC (4)                    $  19,825,000            30.5%                -       4,956,250                  0
Saranac Capital Management,                                                                                  8,437,424
    L.P. (5)                           19,075,000            29.4%        8,437,424       4,768,750              11.0%
Tenor Opportunity Master Fund
    Ltd. (6)                            4,425,000             6.8%                -       1,106,250                  0
UBS O'Connor LLC f/b/o
    O'Connor Global
    Convertible Arbitrage
    Master Ltd. (7)                     3,000,000             4.6%                -         750,000                  0
UBS O'Connor LLC f/b/o
    O'Connor Global
    Convertible Bond Master
    Limited (7)                         2,000,000             3.1%                -         500,000                  0
UBS AG London Branch (8)                2,000,000             3.1%                -         500,000                  0
UBS AG London f/b/o HFS (8)             3,000,000             4.6%                -         750,000                  0
FrontPoint Convertible
    Arbitrage Fund, L.P. (9)            2,500,000             3.8%                -         625,000                  0
Kellogg Capital Group LLC               1,000,000             1.5%                -         250,000                  0
CNHCA Master Account, LP                  500,000             0.8%                -         125,000                  0
Vicis Capital Master Fund               1,000,000             1.5%                -         250,000                  0
                                                                                                               675,800
JP Morgan Securities Inc.               2,500,000             3.8%          675,800         625,000                .9%
                                                                                                               830,250
QVT Fund LP (10)                        1,605,000             2.5%          830,250         401,250               1.1%

----------

(1) Assumes conversion of all of the holder's notes at a conversion price per share of $4.00. This conversion price, however, will be subject to adjustment as described under "Description of the Notes - Conversion Rights." As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)      Rounded up to the nearest whole number.

(3) Calculated based on 71,954,692 shares of common stock outstanding as of December 10, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes but we did not assume conversion of any other holder's notes. Following the sale of all of the notes offered by the selling securityholders, the selling securityholders will not own any notes.

(4) Amaranth Advisors L.L.C., the Trading Advisor for Amaranth LLC, exercises voting and dispositive power over the Registrable Securities. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C.

(5)      Saranac  Capital  Management,  L.P.  acts as  discretionary  investment advisor with respect to the following accounts that hold the debentures: Citigroup Alternative Investments Archer Investors Ltd., which holds debentures in a principal amount of $3,455,000; GM Broad-Archer, which holds debentures in a principal amount of $982,000; Citigroup Alternative Investments Archer Investors L.P., which holds debentures in a principal amount of $1,563,000; CEBT - Commingled Employee Benefit Trust - Capital Structure Arbitrage, which holds debentures in a principal amount of $393,000; Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd., which holds debentures in a principal amount of $2,006,000; Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund, which holds debentures in a principal amount of $444,000; General Motors - Multi Strategy, which holds debentures in a principal amount of $408,000; GM Employee Global Group Pension Trust, which holds debentures in a principal amount of $415,000; GM Welfare Benefits Trust, which holds debentures in a principal amount of $655,000; Citigroup Alternative Investments Market Neutral Arbitrage Fund L.P., which holds debentures in a principal amount of $546,000; and Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio, which holds debentures in a principal amount of $7,808,000. Accordingly, Saranac Capital Management, L.P. may be deemed to be the beneficial owner of the debentures set forth in the table. No single individual has voting or investment power over the securities for any of these entities.

(6) Robin Shah and Alexander Robinson share investment and voting power with respect to these securities.

(7) The investment advisor, UBS O'Connor LLC, has the investment and voting power over the securities held by these entities and is a wholly owned subsidiary of UBS AG, which is a publicly traded company on the NYSE.

(8) Tom Kline and Charles Dietz, as directors of the selling shareholder, share investment and voting power with respect to these securities.

(9) FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Messrs. Duff, Caffray and Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

(10) Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the Company securities held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the Company's securities held by QVT Fund. LP.

         The 830,250 shares of common stock represented in the column titled "Common Stock Owned Prior to the Conversion" represents the shares of common stock issuable upon conversion of $3,321,000 of 5.5% Convertible Senior Notes held by QVT Fund LP, that will not be sold pursuant to this prospectus.